April 10, 2026

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of Form 1-U dated March 16, 2026 of GATC Health Corp (the “Company”) and agree with the statements relating only to Haskell & White LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 1-U.

/s/ Haskell & White LLP

HASKELL & WHITE LLP